Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

                HW Electro Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
	Equity	Ordinary Shares(3)	Rule 457(o)	–	–	$12,937,500		0.0001476	$1,909.58
Fees Previously Paid	Equity	Representative’s Warrants(4)	Rule 457(g)	–	–	–		–	–
	Equity	Ordinary Shares underlying the Representative’s Warrants	Rule 457(o)	–	–	$776,250	(5)	0.0001476	$114.58
	Total Offering Amounts					$13,713,750			$2,024.16
	Total Fees Previously Paid								$2,698.87
	Total Fee Offset								$0
	Net Fee Due								$0

(1)	American depositary shares (“ADSs”) issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-276132). Each ADS represents one ordinary share.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs to cover over-allotments, if any.

(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)	In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares represented by ADSs underlying the Representative’s Warrants (defined below) are registered hereby, no separate registration fee is required with respect to the Representative’s Warrants registered hereby.

(5)	The Registrant will issue to the representative of the several underwriters warrants (the “Representative’s Warrants”) to purchase a number of ADSs equal to an aggregate of 5.0% of the ADSs sold in the offering, including any ADSs issued upon exercise of the underwriters’ over-allotment option. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of such warrants is $776,250, which is equal to 120% of $646,875 (5.0% of the proposed maximum aggregate offering price of $12,937,500). The exercise price of the Representative’s Warrants is equal to 120% of the offering price of the ADSs offered hereby. The Representative’s Warrants are exercisable at any time, and from time to time, in whole or in part, beginning from six months after the date of issuance and expiring on the fifth-year anniversary of the commencement of sales of the ADSs in this offering.